Exhibit 99.2




Consolidated Financial Statements

METRO INC.
September 30, 2006

                                AUDITOR'S REPORT



To the board of directors of METRO INC.

We have audited the accompanying consolidated balance sheet of METRO INC. [the "Company"] as at September 30, 2006, the related consolidated statements of earnings, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the American Institute of Certified Public Accountants. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by Management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, consolidated financial statements referred to above present fairly, in all material respects, the financial position of METRO INC. as at September 30, 2006 and the related consolidated results of its operations and its cash flows for the year then ended, in conformity with Canadian generally accepted accounting principles.



                                                           Ernst & Young, LLP
                                                         Chartered Accountants
Montreal, Canada,
November 3, 2006
(except as to note 22 which is as of March 23, 2007)

METRO INC.


                       CONSOLIDATED STATEMENTS OF EARNINGS


Years ended September 30, 2006 and September 24, 2005 [Millions of Canadian dollars, except for earnings per share]



                                                                              2006            2005
                                                                              $               $
                                                                                    [Restated-Note 3]
                                                                         [53 weeks]     [52 weeks]
 ---------------------------------------------------------------------------------------------------

 Sales [notes 19 and 20]                                                    10,944.0        6,646.5
 Cost of sales and operating expenses [note 17]                             10,305.5        6,281.5
 Integration and rationalization costs [note 5]                                 28.0            --
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Earnings before interest, taxes, depreciation and amortization                610.5          365.0
 Depreciation and amortization [note 6]                                        177.9           87.2
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Operating income                                                              432.6          277.8

 Interest
 Short term                                                                     (1.9)           1.3
 Long term                                                                      70.6            6.1
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                                                68.7            7.4
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Earnings before income taxes                                                  363.9          270.4
 Income taxes [note 7]                                                         107.0           81.0
 ---------------------------------------------------------------------------------------------------
 Earnings before minority interest                                             256.9          189.4
 Minority interest                                                               3.9           (1.0)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Net earnings                                                                  253.0          190.4
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Earnings per share [note 8]
 Basic                                                                           2.21           1.94
 Fully diluted                                                                   2.18           1.92
 ---------------------------------------------------------------------------------------------------

See accompanying notes



METRO INC.


                           CONSOLIDATED STATEMENTS OF
                                RETAINED EARNINGS


Years ended September 30, 2006 and September 24, 2005
[Millions of Canadian dollars]



                                                                             2006            2005
                                                                              $                $
                                                                       [53 weeks]      [52 weeks]
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------


Balance - beginning of year                                                 807.7           690.6
Net earnings                                                                253.0           190.4
Dividends                                                                   (47.5)          (38.9)
Share redemption premium                                                      --            (34.4)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Balance - end of year                                                     1,013.2           807.7
---------------------------------------------------------------------------------------------------




See accompanying notes

METRO INC.


                           CONSOLIDATED BALANCE SHEETS


As at September 30, 2006 and September 24, 2005
[Millions of Canadian dollars]




                                                                             2006            2005
                                                                                $            $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 ASSETS
 Current assets
 Cash and cash equivalents                                                  165.7            93.8
 Accounts receivable [notes 9 and 19]                                       302.1           287.7
 Inventories                                                                565.5           551.9
 Prepaid expenses                                                            11.3            15.1
 Future income taxes [note 7]                                                16.7            12.4
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,061.3           960.9
 Investments and other assets [note 9]                                      117.9           100.6
 Fixed assets [note 10]                                                   1,129.9         1,106.4
 Intangible assets [note 11]                                                331.7           194.8
 Goodwill [note 4]                                                        1,490.1         1,543.7
 Accrued benefit assets  [note 16]                                           33.0            20.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          4,163.9         3,927.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
 Bank loans [note 12]                                                         0.3             0.3
 Accounts payable                                                         1,049.5         1,022.0
 Income taxes payable                                                        36.8            13.8
 Current portion of long-term debt [note 13]                                  7.3             7.7
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,093.9         1,043.8
 Long-term debt [note 13]                                                 1,116.6         1,205.0
 Accrued benefit obligations [note 16]                                       60.6            66.6
 Future income taxes [note 7]                                               115.0            82.1
 Other long-term liabilities [note 14]                                       44.2            10.2
 Minority interest                                                            9.8             6.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          2,440.1         2,414.0
 --------------------------------------------------------------------------------------------------

 Shareholders' equity
 Capital stock [note 15]                                                    709.0           703.8
 Contributed surplus                                                          1.6             1.8
 Retained earnings                                                        1,013.2           807.7
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          1,723.8         1,513.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                          4,163.9         3,927.3
 --------------------------------------------------------------------------------------------------



Commitments and contingencies [notes 17 and 18]

See accompanying notes

On behalf of the Board:

                                    Director                      Director

METRO INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 2006 and September 24, 2005
[Millions of Canadian dollars]


                                                                             2006             2005
                                                                              $                $
                                                                     [53 weeks]       [52 weeks]
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 Net earnings                                                               253.0           190.4
 Non cash items
    Integration and rationalization costs [note 5]                            8.9             --
    Share of earnings in a public company subject to significant
      influence                                                             (22.3)          (20.6)
    Depreciation and amortization                                           177.9            87.2
    Amortization of deferred financing costs                                  2.8             --
    Losses on disposal and write-off of fixed and intangible                 12.0             3.2
      assets
    Gain on disposal of investment [note 9]                                 (10.5)            --
    Future income taxes                                                      (4.6)           12.9
    Stock-based compensation cost                                             1.7             1.0
    Excess of amounts paid for employee future benefits over
      current period cost                                                   (20.2)           (0.5)
    Minority interest                                                         3.9            (1.0)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                            402.6           272.6
 Net change in non-cash working capital related to operations               (10.6)            9.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                            392.0           281.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 INVESTING ACTIVITIES
 Business acquisition net of cash acquired totalling
    $49.3 in 2005 [note 4]                                                    --         (1,162.8)
 Net change in investments                                                   14.5            (4.9)
 Dividends from public company subject to significant influence               2.1             --
 Acquisition of fixed assets                                               (170.7)         (125.8)
 Disposal of fixed assets                                                    12.8             9.6
 Acquisition of intangible assets                                           (40.6)          (35.7)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                           (181.9)       (1,319.6)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 FINANCING ACTIVITIES
 Net change in bank loans                                                     --              (1.2)
 Issuance of shares                                                           5.4             16.9
 Redemption of shares                                                         --             (37.0)
 Acquisition of treasury shares [note 15]                                    (2.1)            --
 Disposal of treasury shares [note 15]                                        --               2.0
 Increase of long-term debt                                                 601.5          1,251.5
 Repayment of long-term debt                                               (692.0)          (104.8)
 Net change in other long-term liabilities                                   (3.1)            --
 Dividends paid                                                             (47.5)           (38.9)
 Distribution to minority interest                                           (0.4)            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

                                                                           (138.2)         1,088.5
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Net change in cash and cash equivalents                                     71.9            50.8
 Cash and cash equivalents - beginning of year                               93.8            43.0
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Cash and cash equivalents - end of year                                    165.7            93.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Other information
 Interest paid                                                               52.8             4.1
 Income taxes paid                                                           88.6           110.3
 --------------------------------------------------------------------------------------------------


See accompanying notes

METRO INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


September 30, 2006 and September 24, 2005 [Millions of Canadian dollars, except for data per share]


1.      DESCRIPTION OF BUSINESS

METRO INC. (the "Company") is one of the leading Canadian food retailers and distributors. The Company operates a network in Quebec and Ontario of stores in the conventional and discount food distribution and pharmacy sectors. The regions within which the Company's operations are concentrated have been grouped together in a single operating segment in light of their similar economic characteristics.



2.      SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared by management in accordance with Canadian generally accepted accounting principles
(GAAP) which require management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements and presented in the accompanying notes. Actual results could differ from these estimates. The Company's consolidated financial statements have been properly prepared within the reasonable limits of materiality and in conformity with the accounting policies summarized below:

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, as well as those of variable interest entities
(VIEs) for which the Company is the primary beneficiary. All intercompany transactions and balances were eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank balances, highly liquid investments (with an initial term of three months or less that are stated at cost, which approximates market value), restricted bank balances of VIEs [$23.8 as at September 30, 2006 and $27.2 as at September 24, 2005], outstanding deposits and cheques in transit.

Inventory valuation

Wholesale inventories are valued at the lower of cost, determined by the average cost method net of considerations received from certain vendors, and net realizable value. Retail inventories are valued at the retail price less the gross margin and considerations received from certain vendors.

Investments

The investment in a public company subject to significant influence is accounted for using the equity method. The Company's share of earnings in that company is included in "Cost of sales and operating expenses" in the consolidated statement of earnings. Other investments are recorded at cost.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.      SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Fixed assets

Fixed assets are recorded at cost. Buildings and equipment are depreciated on a straight-line basis over their useful lives. Leasehold improvements are depreciated on a straight-line basis over the shorter of their useful lives or the remaining lease term. The depreciation method and estimate of the useful life of fixed assets are reviewed annually.

------------------------------------------------------------------------------

Buildings                                                        40 years
Equipment                                                   3 to 20 years
Leasehold improvements                                      5 to 20 years
------------------------------------------------------------------------------

Leases

The Company accounts for capital leases in instances when it has acquired substantially all the benefits and risks incident to ownership of the leased property. The cost of assets under capital leases represents the present value of minimum lease payments and is amortized on a straight-line basis over the lease term. Assets under capital leases are presented under "Fixed assets" in the consolidated balance sheet.

Leases that do not transfer substantially all the benefits and risks incident to ownership of the property are accounted for as operating leases.

Intangible assets

Intangible assets with definite useful lives are recorded at cost and are amortized on a straight-line basis over their useful lives. The amortization method and estimate of the useful life of an intangible asset are reviewed annually.

------------------------------------------------------------------------------

Leasehold rights                                               20 to 40 years
Software                                                        3 to 10 years
Improvements and development of retail network loyalty          5 to 20 years
Prescription files                                                   10 years
------------------------------------------------------------------------------

Intangible assets with indefinite lives, such as banners and private labels and some agreements, are recorded at cost and are not subject to amortization. Intangible assets not subject to amortization are tested for impairment annually or more often if events or changes in circumstances indicate that the asset might be impaired. When the impairment test indicates that carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is tested for impairment annually or more often if events or changes in circumstances indicate that it might be impaired. The impairment test first consists of a comparison of the fair value of the reporting unit to which goodwill is assigned with its carrying amount. When the carrying amount of a reporting unit exceeds its fair value, the fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. Any impairment loss is charged to earnings in the period in which the loss is incurred. The Company uses the discounted cash flows method to determine the fair value of reporting units.

Impairment of long-lived assets

Long-lived assets, excluding goodwill and intangible assets with indefinite useful lives, are assessed for impairment whenever events or changes in circumstances indicate that this carrying amount may not be recoverable by comparing their carrying amount with their expected net undiscounted future cash flows from use together with their residual value. The impairment loss, the amount by which the carrying amount of the assets exceeds their fair value, if any, is charged to earnings.

Deferred financing costs

Financing costs related to long-term credit facilities are deferred and amortized using the effective interest rate method over the term of the corresponding loans. When long-term credit facilities are repaid, the corresponding financing costs are charged to earnings. Deferred financing costs are presented under "Intangible assets" in the consolidated balance sheet and the related amortization under "Long-term interest" in the consolidated statement of earnings.

Employee future benefits

The Company accounts for employee future benefit plans assets and obligations and related costs of defined benefit pension plans and other retirement benefit and other post-employment benefit plans under the following accounting policies:

o The accrued benefit obligations and the cost of pension and other retirement benefits earned by participants are determined from actuarial calculations according to the projected benefit method prorated on services based on management's best estimate assumptions relating to return on the plan assets, salary escalation, retirement age of participants and estimated health-care costs.

o For the purpose of calculating the estimated rate of return on the plan assets, assets are assessed at fair value.

o Pension obligations are discounted based on current market interest rates.
o Actuarial gains or losses arise from the difference between the actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period, or from changes in actuarial assumptions used to determine the accrued benefit obligations.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

o The excess of the net actuarial gain or loss over 10% of accrued benefit obligations, or over 10% of the fair value of the plan assets where such amount is higher, is amortized over the average remaining service period of active participants. The average remaining service period of active participants covered by the pension plans is 14 years and the average remaining service period of active participants covered by the other post employment benefit plans is 15 years.

o Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the average remaining service period of the active participants at the date of amendment.

The cost of defined contribution pension plans, which includes multi-employer pension plans, is expensed as contributions are due.

Sales recognition

Retail sales made by corporate stores and stores in which the Company has variable interests are recognized at the time of sale to the customer and, for affiliated stores and other customers, when the goods are delivered.

Recognition of considerations received from a vendor

Certain cash considerations received from a vendor are to be considered as an adjustment of the prices of the vendor's products and are therefore characterized as a reduction of cost of sales and related inventories when recognized in the consolidated statements of earnings and balance sheets. Certain exceptions apply if the consideration is a payment for assets or services delivered to the vendor or for reimbursement of selling costs incurred to promote the vendor's products. These other considerations received from a vendor are accounted for, according to their nature, under sales or as a reduction of cost of sales and operating expenses.

Foreign currency translation

Monetary items on the balance sheet are translated at the exchange rate in effect at year-end, while non-monetary items are translated at the historical exchange rates. Revenues and expenses are translated at the rates of exchange in effect on the transaction date or at the average exchange rate for the period. Gains or losses resulting from the translation are included in current period earnings.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are accounted for based on estimated taxes recoverable or payable that would result from the recovery or settlement of the carrying amount of assets and liabilities. Future tax assets and liabilities are measured using substantively enacted tax rates expected to be in effect when the temporary differences are expected to reverse. Changes in these amounts are included in current period earnings.

Stock-based compensation and other stock-based payments

The Company recognizes stock-based compensation expense and other stock-based payments in earnings based on the fair value method for stock options granted since September 29, 2002. The Black & Scholes model is used to determine the fair value on the award date of stock options. Compensation expense is recognized over the expected term of the award.

Performance share unit plan

The Company establishes the value of the compensation related to the performance share unit plan based on the market value of the Company's Class A Subordinate Shares at grant date. The compensation expense is recognized over the vesting period. The impact of changes in the number of performance share units resulting from the achievement of certain financial performance indicators is recorded in the period where the estimate is revised. The grant qualifies as an equity instrument.


Earnings per share

Earnings per share are calculated based on the weighted average number of Class A Subordinate Shares and Class B Shares outstanding during the year. Fully diluted earnings per share are calculated using the treasury stock method and take into account all the elements that have a dilutive effect.

Financial instruments

In accordance with its risk management strategy, the Company uses derivative financial instruments. Designation as a hedge is only allowed if, both at the inception of the hedge and throughout the hedge period, the changes in the fair value or cash flows of the derivative financial instrument are expected to substantially offset the changes in the fair value or cash flows of the hedged item attributable to the hedged risks. The Company does not enter into derivative financial instruments for speculative purposes.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.     SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives to forecasted foreign currency cash flows or to specific assets and liabilities. The Company also formally documents and assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The financial instruments used by the Company primarily consist of interest rate swaps that enable the Company to substitute the variable rate interest payments with fixed rate interest payments. Unrealized gains or losses are not recognized. When gains or losses are realized, the amount is recorded as an adjustment to the interest expense over the term of the debt issued.

Fiscal year

The Company's fiscal year ends on the last Saturday of September. The fiscal years ended September 30, 2006 and September 24, 2005 include 53 and 52 weeks of operations, respectively.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.     NEW ACCOUNTING POLICIES

In 2006
Accounting by a Vendor for Consideration Given to a Customer
(Including a Reseller of the Vendor Products)

The Company adopted, in the third quarter of fiscal 2006, EIC-156 "Accounting by a Vendor for Consideration Given to a Customer (including a Reseller of the Vendor's Products)". Under this new standard, certain rebates granted by the Company to its retailers have to be reclassified as a reduction in sales rather than as cost of sales. The new standard must be applied retroactively with restatement of prior interim financial statements. The reclassification from cost of sales and operating expenses to sales following the new standard's application and certain adjustments to A&P Canada's different accounting practices on previously stated results totalled $49.4 for the year ended September 24, 2005 .

Disclosures by Entities Subject to Rate Regulation

At the end of fiscal 2006, the Company adopted accounting guideline AcG-19, "Disclosures by Entities Subject to Rate Regulation". This new guideline requires that entities which provide products subject to rate regulation present additional information explaining the nature of the rate regulation, its economic impact and its effect on the financial statements.

In 2005
Asset retirement obligations

At the beginning of the first quarter of fiscal 2005, the Company adopted the recommendations in Section 3110 "Asset retirement obligations" issued by the Canadian Institute of Chartered Accountants (CICA). This section establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The adoption of this new standard did not have a material effect on the Company's results, financial position or cash flows.

Accounting for certain consideration received from vendors

The Company adopted the amendment to EIC-144 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" issued on January 20, 2005 by the CICA. The amendment requires disclosure in all financial statements of the amount of any vendor rebate that has been recognized in earnings but for which the full requirements for entitlement have not yet been met. This amendment has been applied retroactively and the amendment's application did not have a material effect on the Company's results, financial position or cash flows.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4.      BUSINESS ACQUISITION

On August 13, 2005, the Company acquired all of the issued and outstanding shares of The Great Atlantic and Pacific Tea Company, previously known as The Great Atlantic and Pacific Tea Company, Limited ("A&P Canada"), an indirect subsidiary of The Great Atlantic & Pacific Tea Company, Inc. ("A&P US"), for a total amount of $1,700 consisting of $1,200 in cash and $500 in the form of Class A Subordinate Shares (18,076,645 shares) of the Company. The cash component of the purchase price was subject to an adjustment related to the working capital of A&P Canada, which amounted to $4.2. Moreover, under GAAP, the fair value of the shares issued by the Company has been adjusted based on the average quoted market price of the shares observed during a five-day period preceding and following July 19, 2005, the date on which the final agreement with A&P US was announced. With this adjustment the net consideration is $526.8, net of issue costs of $0.1 charged to share capital.
 A&P Canada is a food retailer operating, at the date of acquisition, 234 retail stores in Ontario. Within its stores, A&P Canada corporately operated 74 full-service pharmacies. A&P Canada also managed 5 distribution centres.

The acquisition was accounted for using the purchase method. The results of A&P Canada have been consolidated as of the acquisition date. The final purchase price allocation is as follows:



                                                                                               $
----------------------------------------------------------------------------------------------------------------------------------

Cash                                                                                         49.3
Other current assets                                                                        286.7
Fixed assets                                                                                589.6
Intangible assets
  Favorable leases (amortized over the term of the leases)                                   15.4
  Private labels and agreements (not amortized)                                              55.2
  Prescription files (amortized over 10 years)                                                7.4
  Banners (not amortized)                                                                    53.3
Goodwill                                                                                  1,299.3
Current liabilities                                                                        (429.5)
Leases liabilities                                                                          (25.9)
Long-term debt                                                                              (46.6)
Integration and rationalization plan-related liabilities                                    (30.1)
Assets and liabilities for employee future benefits                                         (48.2)
Future tax assets and liabilities                                                           (23.5)
Minority interest                                                                            (6.9)
----------------------------------------------------------------------------------------------------------------------------------
Net assets acquired                                                                       1,745.5
----------------------------------------------------------------------------------------------------------------------------------

Cash                                                                                      1,200.0
Class A Subordinate Shares                                                                  526.8
Working capital adjustment                                                                    4.2
Acquisition costs                                                                            14.5
----------------------------------------------------------------------------------------------------------------------------------
Consideration and acquisition costs                                                       1,745.5
----------------------------------------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.       INTEGRATION AND RATIONALIZATION COSTS

During the fiscal year, the Company has continued the implementation of its integration and rationalization plan following the acquisition of A&P Canada. The plan, centred on three key areas--namely store network, operations, and implementation of the information systems at A&P Canada, progressed significantly during the 2006 fiscal year.

The Company finished converting the Ontario Super C discount stores to the Food Basics banner. The Company established new organizational structures, such as a national procurement group for grocery and private-label products to provide the various banners with the best products at the best possible prices, that optimize Ontario divisions operations as well as the Quebec divisions. The SAP finance modules went into operation at A&P Canada at the end of the third quarter, while the SAP and EXE purchasing and distribution modules went into operation at the main Ontario grocery warehouse in early fall of 2006.

Plan costs stemming from A&P Canada operations are included in the purchase price allocation and costs stemming from the acquiring entity's operations are recorded in the statement of earnings at the time they are incurred and are described as follows:




By Nature of Project
                                               Incurred           Anticipated           Total
                                                   $                   $                  $
----------------------------------------- -------------------- ------------------ ------------------
Stores                                           11.9                 2.1                14.0
Integration of operations                        13.9                 7.1                21.0
Implementation of information systems             2.2                17.8                20.0
----------------------------------------- -------------------- ------------------ ------------------
----------------------------------------- -------------------- ------------------ ------------------
                                                 28.0                27.0                55.0
----------------------------------------- -------------------- ------------------ ------------------




By Nature of Costs
                                Beginning     Incurred      Paid       Ending      Anticipated      Total
                                liability                             liability
                                    $            $           $            $             $             $
Retention bonuses and
   termination benefits             --          17.6        15.5        2.1           6.4            24.0
Training and IT
   implementation                   --           2.2         2.2         --          17.8            20.0
Vacant premises                     --           2.4         0.9        1.5           0.8             3,2
Others                              --           0.5         0.5         --           0.9             1.4
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
                                    --          22.7        19.1        3.6          25.9            48.6
Asset write-offs                                 5.3                                  1.1             6.4
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------
                                                28.0                                 27.0            55.0
----------------------------- -------------- ----------- ----------- ------------ -------------- ------------



METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





6.      DEPRECIATION AND AMORTIZATION


                                                                             2006            2005
                                                                              $               $
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Fixed assets                                                               148.0             60.3
 Intangible assets                                                           29.9             26.9
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
                                                                            177.9             87.2
 -------------------------------------------------------------------------------------------------



7.       INCOME TAXES

The main components of the provision for income taxes were as follows:



                                                                              2006            2005
                                                                               $               $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Payable                                                                      111.6            68.1
 Future                                                                        (4.6)           12.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                              107.0            81.0
 --------------------------------------------------------------------------------------------------

The effective income tax rates were as follows:

                                                                              2006            2005
                                                                               %               %
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Combined statutory income tax rate                                           31.8            31.2
 Changes
    Impact of federal tax rate decrease of 3.12% on
       future taxes [$10.8 in 2006]                                           (3.0)            --
    Impact of Quebec tax rate increase of 3% on
       future taxes [$5.3 in 2006]                                             1.5             --
    Share of earnings of a public company subject to
       significant influence                                                  (0.8)           (1.0)
    Gain on disposal of investment                                            (0.4)            --
    Other                                                                      0.3            (0.2)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                              29.4            30.0
 --------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       INCOME TAXES [Cont'd]

Future taxes reflect the net tax impact of timing differences between the value of assets and liabilities for accounting and tax purposes. The main components of the Company's future tax assets and liabilities were as follows:



                                                                              2006            2005
                                                                               $               $
---------------------------------------------------------------------------------------------------

Future tax assets
Accrued expenses, provisions and other reserves that are
   tax-deductible only at the time of disbursement                            23.8            11.5
Deferred tax losses                                                           10.1             2.1
Excess of tax value over net book value of assets under
   capital leases                                                             11.0             6.5
Employee future benefits                                                      20.4            23.8
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                              65.3            43.9
Current portion                                                               16.7            12.4
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax assets                                                   48.6            31.5
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

Future tax liabilities
Accumulated equity earnings from a public company subject
   to significant influence                                                  (14.7)          (11.8)
Employee future benefits                                                     (10.7)          (10.6)
Excess of net book value over tax value
  Fixed assets                                                               (29.0)          (43.9)
  Intangible assets                                                          (94.3)          (35.5)
  Goodwill                                                                   (14.9)          (11.8)
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax liabilities                                            (163.6)         (113.6)
Long-term future tax assets                                                   48.6            31.5
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
Long-term future tax liabilities, net                                       (115.0)          (82.1)
---------------------------------------------------------------------------------------------------



METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.      EARNINGS PER SHARE

Basic earnings per share and fully diluted earnings per share were calculated based on the following number of shares:




                                                                               2006           2005

 --------------------------------------------------------------------------------------------------

 Weighted average number of shares outstanding - Basic                         114.6           98.1
 Dilutive effect under stock option plan and performance share units             1.3            1.3
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Weighted average number of shares outstanding - Diluted                       115.9           99.4
 --------------------------------------------------------------------------------------------------






9.      INVESTMENTS AND OTHER ASSETS



                                                                               2006            2005
                                                                                $               $
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Investment at equity in a public company including results until July 23, 2006
    [July 17, 2005] [quoted market value: as at September 30, 2006 - $498.2;
    as at September 24, 2005 - $462.4]                                        110.3             90.2
 Investments in companies, at cost                                              0.1              2.4
 Loans to certain customers bearing interest at floating rates,
    repayable in monthly instalments, maturing through 2013                     8.6              9.5
 Assets held for sale                                                           5.8              6.5
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                                              124.8            108.6
 Current portion included in receivables                                        6.9              8.0
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                                              117.9            100.6
 ---------------------------------------------------------------------------------------------------



During fiscal 2006, the Company sold its interest in a company accounted for under the cost method, realizing a pre-tax gain on disposal of $10.5.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.     FIXED ASSETS



                                            2006                                2005
                               --------------------------------   ---------------------------------

                                         Accumulated    Net book             Accumulated  Net book
                                Cost     depreciation    value      Cost    depreciation   Value
                                 $            $           $         $           $           $
 --------------------------------------------------------------------------------------------------

 Land                           158.9          --        158.9     123.8          --       123.8
 Buildings                      331.2        76.7        254.5     307.2        70.1       237.1
 Equipment                      717.3       286.5        430.8     635.6       236.2       399.4
 Leasehold improvements         310.9        55.1        255.8     390.6        79.6       311.0
 Assets under capital leases     36.1         6.2         29.9      35.5         0.4        35.1
 --------------------------------------------------------------------------------------------------
                              1,554.4       424.5      1,129.9   1,492.7       386.3      1,106.4
 --------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
Net acquisitions under capital leases and other acquisitions of assets excluded from the consolidated statement of cash flows amounted to $0.2 in 2006 [2005 - $0.2].



11.     INTANGIBLE ASSETS



                                            2006                                2005
                                ------------------------------     --------------------------------
                                        Accumulated   Net book              Accumulated  Net book
                                Cost    depreciation    value      Cost    depreciation   Value
                                 $            $           $         $           $           $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Intangible assets with
    definite lives
 Leasehold rights                75.8        25.8         50.0      60.5        23.3        37.2
 Software                       106.7        52.0         54.7      87.6        42.0        45.6
 Improvements and
    development of retail
    network loyalty             188.8        89.4         99.4     185.7        86.1        99.6
 Prescription files               7.4         0.4          7.0       --           --          --
 Deferred financing costs        15.7         3.6         12.1       9.4         0.8         8.6
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                394.4       171.2        223.2     343.2       152.2       191.0
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Intangible assets with
    indefinite lives
 Banners                         53.3         --          53.3       3.8         --          3.8
 Private labels and agreements   55.2         --          55.2       --          --           --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                108.5         --         108.5       3.8         --          3.8
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                502.9       171.2        331.7     347.0       152.2       194.8
 --------------------------------------------------------------------------------------------------




Net acquisitions of intangible assets excluded from the consolidated statement of cash flows amounted to $1.5 in 2006 [2005 - $1.0].

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.     BANK LOANS

On August 12 2005, the Company entered into a credit agreement with a banking syndicate, which includes a line of credit of $400. This agreement was amended on December 22 2005. The line of credit bears interest at rates which fluctuate with changes in bankers' acceptance rates, is not secured and expires on August 15, 2010. As at September 30, 2006 and September 24, 2005, the line of credit was undrawn. The VIEs have demand revolving credit facilities totalling $6.1 [$6.2 in 2005] bearing interest at prime, unsecured and expiring on various dates up to 2007. As at September 30, 2006, $0.3 [$0.3 as at September 24, 2005] of the demand revolving credit facilities had been drawn at a rate of 6.0 % [4.5 % as at September 24, 2005].

13.     LONG-TERM DEBT

The credit agreement described under note 12 also includes a Credit Facility A amounting to $750 and a Credit Facility B amounting to $500. The A and B Credit Facilities bear interest at rates which fluctuate with changes in bankers' acceptance rates. In 2006, the Company issued $200 worth of Series A 10-year medium-term notes and $400 worth of Series B 30-year notes. The amounts received from these offerings were used to repay the balance of Credit Facility B and $100 of the $750 Credit Facility A. The Credit Facility A is repayable on August 15, 2010 or earlier.



                                                                               2006           2005
                                                                                $              $
 --------------------------------------------------------------------------------------------------

 Credit Facility A, at a rate of 4.45% [2005 - 3.54%]                          469.3         749.8
 Credit Facility B, at a rate of 3.54% [2005 - 3.54%]                            --          400.0
 Series A notes bearing interest at a nominal rate of
    4.98%, maturing on October 15, 2015 and                                                    __
    retractable at any time prior to maturity                                  200.0
 Series B notes bearing interest at a nominal rate of
    5.97%, maturing on October 15, 2035 and                                                    __
    retractable at any time prior to maturity                                  400.0
 Loans, maturing on various dates through 2011,
    bearing interest at a rate of 5.6% [2005 - 4.2%]                            10.4          11.0
 Obligations under capital leases, bearing interest at
    an effective rate of 10.9% [2005 - 11.0%]                                   44.2          51.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                             1,123.9       1,212.7
 Current portion                                                                 7.3           7.7
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                                                             1,116.6       1,205.0
 --------------------------------------------------------------------------------------------------



METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.     LONG-TERM DEBT [Cont'd]


Minimum payments required on long-term debt over the next fiscal years were as follows:



                                      Loans        Medium-term     Obligations under      Total
                                                      notes         capital leases
                                      $                 $                $                $
 -----------------------------------------------------------------------------------------------

 2007                                   2.2               --               10.0           12.2
 2008                                   1.6               --                7.9            9.5
 2009                                   1.2               --                7.2            8.4
 2010                                 470.1               --                6.4          476.5
 2011                                   0.3               --                5.2            5.5
 2012 and thereafter                    4.3            600.0               39.9          644.2
 -----------------------------------------------------------------------------------------------
 ----------------------------------------------------------------------------------------------
                                      479.7            600.0               76.6        1,156.3
 ----------------------------------------------------------------------------------------------



The minimum payments in respect of the obligations under capital leases included interest amounting to $32.4 on these obligations [2005 - $38.3].


14.     OTHER LONG-TERM LIABILITIES




                                                                          2006               2005
                                                                            $                  $
------------------------------------------------------------------------------------------------------

Lease liabilities                                                         27.2               10.2
Integration and rationalization plan-related liabilities                  17.0                 --
------------------------------------------------------------------------------------------------------
                                                                          44.2               10.2
------------------------------------------------------------------------------------------------------




15.     CAPITAL STOCK

Authorized

Unlimited number of First Preferred Shares, non-voting, without par value, issuable in series.

Unlimited number of Class A Subordinate Shares, bearing one voting right per share, participating, convertible into Class B Shares in the event of a takeover bid involving Class B Shares, without par value.

Unlimited number of Class B Shares, bearing 16 voting rights per share, participating, convertible in the event of disqualification into an equal number of Class A Subordinate Shares on the basis of one Class A Subordinate Share for each Class B Share held, without par value.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.      CAPITAL STOCK [Cont'd]

Outstanding



                                          Class A                  Class B
                                    Subordinate Shares              Shares                  Total
                                    ------------------         ------------------------
                                         Number         $         Number         $          $

 --------------------------------------------------------------------------------------------------
                                           [in                [in thousands]
                                       thousands]

 Balance as at September 25, 2004          95,622      158.8         977         2.0         160.8
 Share issued for cash                      1,152       17.0         --         --            17.0
 Share issued as consideration for a
    business acquisition (note 4)          18,077      526.7         --         --           526.7
 Share redeemed for cash, excluding
    premium of $34.4                      (1,509)       (2.6)        --         --            (2.6)
 Disposal of treasury shares                 108         1.9         --         --             1.9
 Conversion of Class B Shares into
    Class A Subordinate Shares                54         0.1         (54)       (0.1)         --
--------------------------------------------------------------------------------------------------
 Balance as at September 24, 2005        113,504       701.9         923         1.9         703.8
 Share issued for cash                       377         5.4         --         --             5.4
 Acquisition of treasury shares             (72)        (0.4)        --         --            (0.4)
 Transfer from  contributed  surplus -
    options exercised                        --          0.2         --         --             0.2
 Conversion of Class B Shares into
    Class A Subordinate Shares                43         0.2         (43)       (0.2)          --
 --------------------------------------------------------------------------------------------------

 Balance as at September 30, 2006        113,852       707.3         880         1.7         709.0
 --------------------------------------------------------------------------------------------------


Stock option plan

The Company has a stock option plan for certain employees with options to purchase up to 10,000,000 Class A Subordinate Shares. The subscription price of each Class A Subordinate Share issuable upon exercise of options under the plan is equal to the market price of the shares on the day prior to the day the option was granted and must be paid in full at the time the option is exercised. While the Board of Directors determines other terms and conditions for the exercise of options, options may not extend beyond a five-year period from the date the option may initially be exercised, in whole or in part, and the total period may never exceed ten years from the date the option was granted. Options may generally be exercised two years after they were granted and vest at the rate of 20% per year.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.      CAPITAL STOCK [Cont'd]


The options outstanding and the changes during the year are summarized as follows:



                                                                              Weighted average
                                                        Number of options      exercise price
                                                           [thousands]               $
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------

 Balance as at September 25, 2004                              5,072                 17.91
 Granted                                                         453                 26.67
 Exercised                                                    (1,104)                14.41
 Cancelled                                                       (47)                16.01
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance as at September 24, 2005                              4,374                 19.72
 Granted                                                         265                 30.41
 Exercised                                                      (373)                14.09
 Cancelled                                                       (33)                23.56
 -------------------------------------------------------------------------------------------------
 -------------------------------------------------------------------------------------------------
 Balance as at September 30, 2006                              4,233                 20.85
 -------------------------------------------------------------------------------------------------

The table below summarizes information regarding the stock options outstanding and exercisable as at September 30, 2006:



                       Options outstanding                             Exercisable options
                    --------------------------                    ---------------------------------
                                     Weighted       Weighted                        Weighted
                                     average         average                         average
    Range of         Number         remaining       exercise         Number          exercise
 exercise prices   of options         period          price       of options         price
        $          [Thousands]       [Months]           $         [Thousands]           $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

  8.73 to 15.50        562              16.7          11.56             408           11.40
 17.01 to 21.75      2,989              33.5          20.93           2,474           21.12
 23.34 to 33.87        682              70.9          28.17              --              --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                     4,233              37.3          20.85           2,882           19.74
 --------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15.     CAPITAL STOCK [Cont'd]

The weighted average fair value of $9.65 [2005 - $8.18] for stock options granted during the year was established at the time of grant using the Black & Scholes model and based on the following weighted average assumptions: risk-free interest rate of 4.23% [2005 - 3.76%], expected six-year term [2005 - six-year term], anticipated volatility of 30% [2005 - 30%] and an anticipated 1.5% dividend yield [2005 - 1.5%]. Compensation expense for these options amounted to $1.3 for the fiscal year ended September 30, 2006 [$1.0 for fiscal year ended September 24, 2005].

Performance Share Unit Plan

In fiscal 2006, the Company's Board of Directors approved a new performance share unit (PSU) plan. Under this program, senior executives and other key employees (participants) periodically receive a given number of PSUs which may increase if the Company meets certain financial performance indicators. The PSUs entitle the participant to Class A Subordinate Shares of the Company, or at the latter's discretion, the cash equivalent. PSUs vest over a period of three years.

The Company awarded 50,032 PSUs to participants. The number of PSUs could reach 80,087 if certain performance conditions were reached. The Company instructed a trustee to purchase Class A Subordinate Shares of the Company on the stock market. The trustee purchased 72,000 Class A Subordinate Shares of the Company for a consideration of $2.1. These shares are held in trust for participants until the PSUs shall have vested or been cancelled. The trust, considered a variable interest entity, is consolidated in the Company's financial statements with the value of the acquired shares presented as treasury shares reducing capital stock.

A compensation expense of $0.4 was recorded during fiscal 2006 and 48,448 PSUs were outstanding as at September 30, 2006 under this plan.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.     EMPLOYEE FUTURE BENEFITS

The Company offers several defined benefit and defined contribution plans that provide most participants with pension, other retirement and other post-employment benefits. Defined benefit pension plans are funded by contributions made by the Company and certain plans are also funded by participants' contributions.

The Company's defined benefit and defined contribution plan expenses were as follows as at September 30, 2006 and September 24, 2005, measurement dates:



                                                    2006                         2005
                                       -----------------------------  ---------------------------
                                        Pension plans    Other plans  Pension plans   Other plans
                                              $               $              $             $
 --------------------------------------------------------------------------------------------------

 Defined contribution plans                  22.1            0.3            8.7           0.3
 --------------------------------------------------------------------------------------------------
 Defined benefit plans
 Current service cost and plan's
 administration fees                         23.1            1.0            6.3           0.7
 Interest cost                               25.6            2.0            7.5           0.4
 Actual return on plan assets               (39.4)            --          (18.7)          --
 Actuarial loss                               4.1            4.8           14.1           0.6
 Plan amendments                              0.2             --            1.7           --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                             13.6            7.8           10.9           1.7
 Difference between established cost
    and reported cost for fiscal year with
    respect to the following items:
 Difference between established return
    and actual return on plan assets          4.7            --            10.7           --
    Actuarial (loss) gain                    (2.9)          (4.6)         (14.0)          0.2
    Plan amendments                           0.1            --            (1.4)          --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
                                             15.5            3.2            6.2           1.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
    Total                                    37.6            3.5           14.9           2.2
 --------------------------------------------------------------------------------------------------



METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The information on defined benefit plans was as follows:



                                                     2006                           2005
                                         ---------------------------   ---------------------------
                                         Pension plans   Other plans   Pension plans   Other plans
                                               $               $             $              $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Accrued benefit obligations
 Balance at beginning of year                483.9           39.9           86.1           4.7
 Business acquisition                          2.1             --          369.0          34.3
 Current service cost                         22.6            1.0            6.3           0.7
 Interest cost                                25.6            2.0            7.5           0.4
 Participant contributions                     3.1             --            3.1            --
 Plan amendments                               0.2             --            1.7            --
 Benefits paid                               (21.2)          (4.6)          (3.9)         (0.8)
 Actuarial loss                                4.1            4.8           14.1           0.6
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Balance at end of year                      520.4           43.1          483.9          39.9
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Plan assets
 Fair value at beginning of year             461.6             --           80.2            --
 Business acquisition                          --              --          356.5            --
 Actual return on plan assets                 39.4             --           18.7            --
 Employer contributions                       34.3            4.6            7.0           0.8
 Participant contributions                     3.1             --            3.1            --
 Benefits paid                               (21.2)          (4.6)          (3.9)         (0.8)
 Plan's administration fees                   (0.5)            --            --             --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Fair value at end of year                   516.7             --          461.6            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Funded status - deficit                      (3.7)         (43.1)         (22.3)        (39.9)
 Unamortized past service costs                2.2             --            2.4            --
 Unamortized net actuarial loss               12.0            6.0           12.7           1.4
 Valuation allowance on accrued
    benefits assets                           (1.0)            --             --            --

 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit assets (obligations)          9.5          (37.1)          (7.2)        (38.5)
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit assets                       33.0            --            20.9            --
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------
 Accrued benefit obligations                 (23.5)         (37.1)         (28.1)        (38.5)
 --------------------------------------------------------------------------------------------------



METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The pension plans are allocated as follow:


                                                     2006                         2005
                                         ---------------------------  -----------------------------
                                           Accrued     Fair value of    Accrued     Fair value of
                                           benefit        assets        benefit        assets
                                         obligations                  obligations
                                              $              $             $              $
 --------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------

 Accrued benefit obligations exceeding
    fair value of assets                     272.7          215.8          382.6         300.6
 Faire value of assets exceeding
    accrued benefit obligations              290.8          300.9          141.2         161.0
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------



Defined benefit plans other than retirement plans were not funded.

The most recent actuarial valuations with respect to the capitalization of the Company's pension plans were prepared on various dates ranging from July 2004 to September 2006. The next valuations will be on various dates ranging from July 2007 to September 2009.

The plan assets are held in trust and their weighted average distributions as of the measurement dates, September 30, 2006, and September 24, 2005, were as follows:



                                                                              2006          2005
Assets classes                                                                  %             %
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Stocks                                                                        61             60
Bonds                                                                         36             36
Other                                                                          3              4
-------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    EMPLOYEE FUTURE BENEFITS [Cont'd]

The principal actuarial assumptions used by the Company were as follows:



                                                 2006                           2005
                                         --------------------------  ----------------------------
                                         Pension plans  Other plans  Pension plans Other plans
                                             %               %              %              %
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Accrued benefit obligations
Discount rate                               5.25            5.25          5.25           5.25
 Compensation growth rate                   3.5             3.5           3.5            3.5

Cost of benefits
Discount rate                               6.5             6.5           6.5            6.5
 Projected long-term return on plan
   assets                                   7.5              --           7.5             --
 Compensation growth rate                   3.5             3.5           3.5            3.5
--------------------------------------------------------------------------------------------------




For valuation purposes, the annual hypothetical growth rate of covered health care costs per participant was estimated at 9.6% in 2006 [2005 - 7.1%]. According to the assumptions retained, this rate should diminish gradually before stabilizing at 4.9% in 2016. A one-percentage-point increase or decrease in the hypothetical growth rate would have the following effects:



                                                                   1% increase     1% decrease
                                                                        $               $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Effect on the cost of recorded benefits                                 0.2             (0.2)
Effect on accrued benefit obligations                                   2.8             (2.3)
--------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    COMMITMENTS

Obligations under leases and service agreements

The Company has operating lease commitments, with varying terms through 2027, to lease premises and equipment used for business purposes. The minimum payment balance amounted to $1,212.8 as at September 30, 2006 [$1,195.8 as at September 24, 2005]. The minimum payments over the next fiscal years are as follows:
$142.2 in 2007; $134.1 in 2008; $120.8 in 2009, $109.2 in 2010; $93.9 in 2011
and $612.6 for 2012 and thereafter.

In addition, the Company has leases with varying terms through 2029, to lease premises which it sublets to clients, generally under the same terms and conditions. The minimum payment balance under these leases was $318.0 as at September 30, 2006 [$299.2 as at September 24, 2005] and the average annual payments for the next five years are $28.0.

The Company also has commitments under service contracts staggered over various periods through 2011. The minimum payment balance amounted to $239.8 as at September 30, 2006 [$351 as at September 24, 2005]. The minimum payments over the next fiscal years are as follows: $70.3 in 2007; $69.1 in 2008; $70.2 in 2009; $30.2 in 2010.

Obligations arising from information system services

As an integral part of the purchase for A&P Canada in 2005 an information system service agreement was entered into with A&P U.S to provide information system services to A&P Canada. The agreement covers a two-year period expiring on August 12, 2007. The costs related to information system services were established at approximately $20 per year, including $22.4 for the year ended September 30, 2006 [2005 - $2.3].



18.    CONTINGENCIES

Endorsements

For certain of its customers with whom business relationships are established, the Company assumes a contingent liability as guarantor of lease agreements with varying terms through 2019 for which the average annual lease payments for the next five years are $1.2. The maximum contingent liability under these endorsements as at September 30, 2006 was $10.4. Also, the Company has endorsed loans granted to certain customers by financial institutions, with varying terms through 2012, for a maximum amount of $29.5. The balance of these loans as at September 30, 2006 was $29.5. In return, the Company holds a movable hypothec on the shares of the Company held by its customers, as well as second hypothecs on the inventories, movable goods, intangible goods and accounts receivable. The guarantees and hypothecs sufficiently cover the balance of these loans. No liability has been recorded in respect of these endorsements for the years ended September 30, 2006 and September 24, 2005.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    CONTINGENCIES [Cont'd]

Claims

In the normal course of business, various proceedings and claims are instituted against the Company. The Company contests the validity of these claims and proceedings and management believes that any forthcoming settlement in respect of these claims will not have a material effect on the financial position or on the consolidated earnings of the Company.

19.      RELATED PARTY TRANSACTIONS

During the year, sales to companies controlled by members of the Board of Directors totalled $38.9 [2005 - $81.2] and sales to an affiliated company amounted to $3.5 [2005 - $5.5]. These transactions were conducted in the normal course of business and were accounted for at the exchange amount. As at September 30, 2006, accounts receivable include a balance of $0.7 [$5.5 as at September 24, 2005] resulting from these transactions.

20.     PRODUCTS SUBJECT TO PRICE REGULATION

As a food distributor and retailer and a distributor of pharmaceutical goods, the Company sells certain products subject to price regulation.

Drugs
In Quebec, the Minister of Health and Social Services establishes, by regulation, the list of drugs whose cost is covered by the basic prescription drug insurance plan and regulates the selling price of such drugs. The list of drugs is established pursuant to the Act respecting prescription drug insurance. A profit margin may be added to the set price within the range determined by the government, pursuant to the Regulation respecting the conditions on which manufacturers and wholesalers of medications shall be recognized.

In Ontario, the Ministry of Health and Long-Term Care establishes, by regulation, the list of drugs whose cost is covered by the Ontario Drug Benefit Act and regulates the selling price of such drugs.

Milk
Milk prices are regulated by the Act respecting the marketing of agricultural, food and fish products and the Reglement sur les prix du lait aux consommateurs. The Regie des marches agricoles et alimentaires du Quebec sets milk prices by determining the minimum and maximum prices based on the three regions covering the territory of the Province of Quebec.

Beer
Beer prices are regulated by the Act respecting liquor permits and the Regulation respecting promotion, advertising and educational programs relating to alcoholic beverages. The Regie des alcools, des courses et des jeux du Quebec sets beer prices based on the percentage of alcohol content.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20.     PRODUCTS SUBJECT TO PRICE REGULATION [Cont'd]



Wine
Wine prices are regulated by the Act respecting the Societe des alcools du Quebec and the Regulation respecting the terms of sale of alcoholic beverages by holders of a grocery permit. The retail price of permitted alcoholic beverages may not be less than the retail price set by the Societe des alcools du Quebec.



The product price lists mentioned above are periodically updated. Sales of products subject to price regulation totalled $873.3 in 2006. Sales accounting is the same whether the price is regulated or not.


21.     FINANCIAL INSTRUMENTS

In the normal course of business, the Company is exposed primarily to interest rate fluctuation risks. The Company manages these risks through the use of derivative financial instruments, that is, bond rate locks to lock in interest rates and interest rate swaps. The Company's management is responsible for determining acceptable levels of risk and uses the derivative financial instruments solely to hedge its existing liabilities or obligations, and not to generate a profit from trading transactions.


In 2006


Interest rate swaps were contracted for a total notional amount of $ 150 of Credit Facility A. Those derivative financial instruments are used as hedges. Unrealized fair market gains or losses are not recognized. These contracts enable the Company to substitute the variable rate interest payments with fixed rate interest payments under the following conditions:




----------------------------- ------------------------- ------------------- -----------------------
         Objective                   Fixed Rate          Notional amount           Maturity
                                         %                      $
----------------------------- ------------------------- ------------------- -----------------------
----------------------------- ------------------------- ------------------- -----------------------
Fixing debt cost                       4.6480                  $ 50           November 23, 2008
Fixing debt cost                       4.6820                  $ 50           December 16, 2009
Fixing debt cost                       4.7425                  $ 50           December 16, 2010
----------------------------- ------------------------- ------------------- -----------------------
----------------------------- ------------------------- ------------------- -----------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  FINANCIAL INSTRUMENTS [Cont'd]

In 2005

The Company entered into bond rate locks to lock in the interest rate so as to hedge against a change in interest rates between the time the instruments are purchased and the issue of notes carried out on October 12, 2005. At the date of issue of the medium-term notes on October 12, 2005, these agreements expired, and the Company made payment of $2.4 that will be amortized as an adjustment to the interest expense on the notes over their term.

Bond rate locks were as follows as at September 24, 2005:



----------------------------------------- ------------------ ----------------- --------------------
               Objective                     Rate under       Covered amount         Expiry
                                              agreement             $
                                                  %
----------------------------------------- ------------------ ----------------- --------------------
----------------------------------------- ------------------ ----------------- --------------------
Lock in the interest rate - 10 years            5.03               $150         October 21, 2005
Lock in the interest rate - 30 years            6.03               $125         October 21, 2005
----------------------------------------- ------------------ ----------------- --------------------
----------------------------------------- ------------------ ----------------- --------------------



Fair value

The fair value of cash and cash equivalents, accounts receivable, bank loans and accounts payable approximates their carrying value because of the short-term maturity of these instruments.

The fair value of loans to certain customers included in investments and of the items included in long-term debt is equivalent to their carrying value since they are at floating interest rates or at interest rates that are comparable to market rates.

The fair value of notes is approximately $610.1, which represents the obligations that the Company would have to face in the event of the negotiation of similar notes under current market conditions.

The fair value of the obligations under capital leases, including the current portion, is approximately $53.7, which represents the obligations that the Company would have to face in the event of the negotiation of similar leases under current market conditions.

The fair value of the derivative financial instruments generally reflects the estimates of the amounts the Company would receive by way of settlement of favourable contracts or that it would pay to terminate unfavourable contracts at the balance sheet date. These fair values are estimated using the prices obtained from major financial institutions. The fair values of the interest rate swaps amounted to $0.6 as at September 30, 2006 and the fair values of bond rate locks to lock in interest rates amounted to $1.9 as at September 24, 2005.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


21.  FINANCIAL INSTRUMENTS [Cont'd]

Credit risk

The Company sells its products to numerous customers in Canada. The Company performs ongoing credit evaluations of its customers. As at September 30, 2006 and September 24, 2005, no customer accounted for over 10% of total accounts receivable.

The company is subject to risk related to the off-balance-sheet nature of derivative financial instruments, whereby counterparty failure would result in economic losses or favorable contracts. However, as the counterparties to these derivative financial instruments are major financial institutions, the Company expects that they will satisfy their obligations under the contracts.



22.   RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The following tables and disclosures represent the principal reconciling items between US GAAP and Canadian GAAP affecting the consolidated statement of earnings and retained earnings and the consolidated balance sheet.

The reconciliation of net earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:



                                                                                2006          2005
                                                                                $             $
                                                                Notes      [53 weeks]    [52 weeks]
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Net earnings in accordance with Canadian GAAP                                   253.0         190.4

 Leases, net of income taxes of $0.5 ($0.1 in 2005)              5                (1.3)         (0.5)
 Post employment benefits, net of income taxes of $1.1 (($0.5)   4
 in 2005)                                                                         (2.5)          1.1
 ---------------------------------------------------------------------------------------------------
                                                                                  (3.8)          0.6
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Net earnings in accordance with US GAAP                                         249.2         191.0
 ---------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


22. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]


The reconciliation of retained earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:



                                                                              2006          2005
                                                                                $             $
                                                                 Notes     [53 weeks]    [52 weeks]
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Retained earnings at beginning of year in accordance with
 Canadian GAAP                                                                   807.7         690.6

 Leases, net of income taxes of $0.4 ($0.1 in 2005)               5               (0.9)         (0.4)
 Post employment benefits, net of income taxes of $3.4 ($3.9 in   4
 2005)                                                                            (7.6)         (8.7)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Retained earnings at beginning of year in accordance with US
 GAAP                                                                            799.2         681.5
 Net earnings in accordance with US GAAP                                         249.2         191.0
 Dividends                                                                       (47.5)        (38.9)
 Share redemption premium                                                          --           (34.4)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Retained earnings at the end of year in accordance with US GAAP
                                                                               1,000.9         799.2
 ---------------------------------------------------------------------------------------------------



The comprehensive income under US GAAP is as follows:

                                                                                  2006          2005
                                                                                  $             $
                                                                  Notes      [53 weeks]    [52 weeks]
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------

 Net earnings in accordance with US GAAP                                           249.2       191.0

 Other comprehensive income
     Derivative financial instruments, net of income taxes of
     $0.2 ($0.8 in 2005)                                          1 and 2            2.2        (1.8)
     Minimum pension liability, net of income taxes of $0.7          3               --         (1.4)
     in 2005
 -----------------------------------------------------------------------------------------------------
 Comprehensive income in accordance with US GAAP                                   251.4       187.8
 -----------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]


The reconciliation of cash flows under Canadian GAAP to conform to US GAAP is as follows:



                                                                              2006          2005
                                                                                $             $
                                                                 Notes     [53 weeks]    [52 weeks]
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Operating activities under Canadian GAAP                                        392.0         281.9
 Net earnings                                                                     (3.8)          0.6
 Depreciation and amortization                                                     2.4           0.7
 Future income taxes                                                              (6.0)         (6.9)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Operating activities under US GAAP                                              384.6         276.3
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Investing activities under Canadian GAAP                                       (181.9)     (1,319.6)
 Acquisition of fixed assets                                                     (98.6)        (77.2)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Investing activities under US GAAP                                             (280.5)     (1,396.8)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 Financing activities under Canadian GAAP                                       (138.2)      1,088.5
 Increase of other long-term liabilities                                         106.0          82.8
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 Financing activities under US GAAP                                              (32.2)      1,171.3
 ---------------------------------------------------------------------------------------------------


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]



                                                               2006                     2005
                                                                 $                       $
                                                           [53 weeks]               [52 weeks]
                                                    --------------------------------------------------
                                           Notes      Canadian       US        Canadian       US
                                                        GAAP        GAAP         GAAP        GAAP
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------

 Sales                                                10,944.0     10,944.0     6,646.5     6,646.5
 Cost of sales and operating expenses      4 and 5    10,305.5     10,293.0     6,281.5     6,275.2
 Integration and rationalization costs                    28.0         28.0         --          --
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Earnings before interest, taxes,
 depreciation and amortization                           610.5        623.0       365.0       371.3
 Depreciation and amortization                5          177.9        180.3        87.2        87.9
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Operating income                                        432.6        442.7       277.8       283.4

 Interest
 Short term                                              (1.9)        (1.9)         1.3         1.3
 Long term                                    5           70.6         86.1         6.1        10.7
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
                                                          68.7         84.2         7.4        12.0
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Earnings before income taxes                            363.9        358.5       270.4       271.4
 Income taxes                              4 and 5       107.0        105.4        81.0        81.4
 -----------------------------------------------------------------------------------------------------
 Earnings before minority interest                       256.9        253.1       189.4       190.0
 Minority interest                                         3.9          3.9       (1.0)       (1.0)
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------
 Net earnings                                            253.0        249.2       190.4       191.0
 -----------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------

 Earnings per share
 Basic                                                    2.21         2.17        1.94        1.95
 Fully diluted                                            2.18         2.15        1.92        1.92


METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]


                                                                 2006                  2005
                                                                  $                      $
                                             Notes      Canadian       US      Canadian      US
                                                          GAAP        GAAP       GAAP       GAAP
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
 ASSETS
 Current assets
 Cash and cash equivalents                                  165.7       165.7       93.8      93.8
 Accounts receivable                                        302.1       302.1      287.7     287.7
 Inventories                                                565.5       565.5      551.9     551.9
 Prepaid expenses                                            11.3        11.3       15.1      15.1
 Future income taxes                                         16.7        16.7       12.4      12.4
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          1,061.3     1,061.3      960.9     960.9
 Investments and other assets                   1           117.9       118.5      100.6      98.0
 Fixed assets                                   5         1,129.9     1,228.5    1,106.4   1,183.6
 Intangible assets                                          331.7       331.7      194.8     194.8
 Goodwill                                       5         1,490.1     1,493.0    1,543.7   1,546.6
 Accrued benefit assets                         4            33.0        25.0       20.9      16.5
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          4,163.9     4,258.0    3,927.3   4,000.4
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
 Bank loans                                                   0.3         0.3        0.3       0.3
 Accounts payable                                         1,049.5     1,049.5    1,022.0   1,022.0
 Income taxes payable                                        36.8        36.8       13.8      13.8
 Current portion of long-term debt                            7.3         7.3        7.7       7.7
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          1,093.9     1,093.9    1,043.8   1,043.8
 Long-term debt                                           1,116.6     1,116.6    1,205.0   1,205.0
 Accrued benefit obligations                 3 and 4         60.6        69.3       66.6      75.3
 Future income taxes                        1, 3, 4         115.0       107.7       82.1      75.4
                                              and 5
 Other long-term liabilities                    5            44.2       150.2       10.2      93.0
 Minority interest                                            9.8         9.8        6.3       6.3
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          2,440.1     2,547.5    2,414.0   2,498.8
 ---------------------------------------------------------------------------------------------------

 Shareholders' equity
 Capital stock                                              709.0       709.0      703.8     703.8
 Contributed surplus                                          1.6         1.6        1.8       1.8
 Retained earnings                           4 and 5      1,013.2     1,000.9      807.7     799.2
 Accumulated other comprehensive income     1, 2 and 3          --       (1.0)          --     (3.2)
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          1,723.8     1,710.5    1,513.3   1,501.6
 ---------------------------------------------------------------------------------------------------
 ---------------------------------------------------------------------------------------------------
                                                          4,163.9     4,258.0    3,927.3   4,000.4
 ---------------------------------------------------------------------------------------------------


22. RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]

Reconciling items

1) Interest rate swaps and forward contracts

The Company has outstanding interest rate swaps and forward contracts, designated as cash flow hedges. Under US GAAP, the Company adopted the FASB statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivatives Instruments and Hedging Activities" as amended by SFAS 138, "Accounting for certain Derivative Instruments and Certain Hedging Activities". In accordance with these statements, the Company has recorded in its balance sheets the fair value of interest rate swaps and forward contracts. Changes in the fair value of these instruments are recorded in Other Comprehensive Income, a separate component of shareholders' equity until the underlying transaction is recorded in earnings.

Under Canadian GAAP, derivates financial instruments qualifying for hedge accounting were not recognized on balance sheet. Upon the adoption of sections 3855 and 3865, Canadian GAAP will be substantially harmonized with US GAAP, for the Company, on October 1, 2006.

2) Comprehensive income

US GAAP requires disclosure of comprehensive income, which comprises income and other component of comprehensive income. Other comprehensive income includes items that cause changes in shareholders' equity but are not related to share capital or net earnings. Under Canadian GAAP, the requirement to report comprehensive income has started in the quarter ended December 23, 2006, with the adoption of Section 1530 "Comprehensive Income".

3) Minimum pension liability

Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the reminder is charged to other comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

METRO INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.      RECONCILIATION OF CANADIAN GAAP TO UNITED STATES GAAP [Cont'd]

4)  Post employment benefits

Under US GAAP, SFAS 112 "Employer's Accounting for Post employment Benefits", specifies that post-employment benefits, such as disability-related benefits, that do not vest or accumulate are recognized immediately when the event that gives rise to the benefits occurs because all the conditions to accrue a liability have been rendered. Similarly, gains or losses are recognized in the year of their occurence. Under Canadian GAAP, Section 3461 allows the entity to recognize gains or losses related to post-employment benefits either immediately in the period in which they arise or over a period linked to the type of benefit. Under Canadian GAAP, METRO recognizes post-employment benefits gains or losses over a period linked to the type of benefit.


5) Lessee involvement in Asset Construction

Under US GAAP, the Emerging Issue task Force ("EITF") 97-10 "The effect of lessee involvement in Asset Construction" establish criteria to use to determine whether a company is deemed the owner of the construction projects during the construction period. As a result, the Company is deemed the owner of certain of its current lease during the construction period. Therefore, landlord reimbursements are recorded as long-term real estate liability and the construction costs included in fixed assets.

In all these situations, upon completion of the construction, the Company was unable to meet the requirements under SFAS 98 "Accounting for Leases to qualify for sale-leaseback". Therefore, the asset is amortized in accordance with the Company's Accounting policy, and the real estate liability is amortized as interest expense based on technical accounting guidance.

Under Canadian GAAP, rules related to lessee involvement in asset construction does not currently exist and therefore these transactions are accounted as operating lease, in accordance with Section 3865 "Leases".

As a result, the purchase equation has been modified to include the impact of the revaluation of the fixed assets and long term real estate liability.



23.   COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.